NOTE PURCHASE AGREEMENT

Up To $2,500,000
13% Senior Secured Convertible Extendible Notes

ARTICLE 1.                                Dated as of

April 1, 2010

Between

CMG HOLDINGS, INC.,

a Nevada corporation

AND

CMGO INVESTORS, LLC

Section 1.1 THE PROMISSORY NOTES AND RELATED WARRANTS AND THE SECURITIES ISSUABLE UPON CONVERSION AND EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND STATUTES, UNLESS PRIOR TO ANY SALE, TRANSFER, OR PLEDGE, THE ISSUER RECEIVES AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO IT, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND THE STATUTES AND RULES PROMULGATED THEREUNDER.

EAST\42804033.2

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of April 1, 2010 (this “Agreement”), between CMG Holdings, Inc., a Nevada corporation (“Company”), and CMGO Investors, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, the Company has authorized the sale and issuance of (i) an aggregate principal amount of a minimum of $1,250,000 up to a maximum of $2,500,000 of its 13% Senior Secured Convertible Extendible Notes due 2011 (in the form of the 10% senior secured convertible extendible promissory note attached hereto as Exhibit A (the “Notes”)) and (ii) warrants to purchase shares of the Company’s Common Stock (in the form of warrant attached hereto as Exhibit B (the “Warrants”)); and

WHEREAS, the Purchaser desires to purchase the Notes and the Warrants on the terms and conditions set forth herein, and the Company desires to issue and sell the Notes and Warrants to the Purchaser on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO SELL AND PURCHASE

SECTION 1.1 Authorization of Notes.  The Company has duly authorized up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) aggregate principal amount of the Notes for issuance to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

SECTION 1.2 Sale and Purchase of Notes.  Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase for cash from the Company that principal amount of Notes specified opposite the Purchaser’s name in Schedule 1 to this Agreement at the purchase price of 100% of the principal amount thereof.

SECTION 1.3 Rank.  The Notes, when issued, will rank senior in right of payment with all Indebtedness of the Company, whether currently existing or issued in the future.

SECTION 1.4 Warrants.  Subject to the terms and conditions of this Agreement and in connection with the issuance and sale of the Notes to the Purchaser, the Company shall issue the Warrants to the Purchaser.  For each $1,000 principal amount of Notes purchased by the Purchaser, the Purchaser shall receive on the Closing Date Warrants to purchase 5,000 shares of Common Stock for each $1,000 principal amount of Notes; provided that if the Notes are not repaid in full on or before the Maturity Date, then the Purchaser shall receive Warrants to purchase an additional 5,000 shares of Common Stock for each $1,000 principal amount of Notes previously purchased by the Purchaser hereunder.  The exercise period, number of shares of Common Stock subject to purchase, purchase price and other terms and conditions are as set forth in the Warrants.

SECTION 1.5 Closing.  At the Closing, (i) each Party will deliver executed counterparts of each Transaction Document to which it is a party; (ii) the Company shall deliver to the Purchaser a Note in the principal amount set forth on Schedule 1 opposite the Purchaser’s name, (iii) the Company shall deliver to the Purchaser Warrants to purchase the number of shares of Common Stock calculated in accordance with Section 1.4 and (iv) the Purchaser shall have deposited the purchase price for the Notes and Warrants to the escrow agent and the escrow agent, on behalf of the Purchaser, shall deliver by wire transfer, to an account or accounts designated by the Company, immediately available funds in an amount equal to the amount set forth for the Purchaser on Schedule 1 to this Agreement less certain amounts required to be paid by the Company.

SECTION 1.6 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase the Notes and the Warrants contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) On the Closing Date and also after giving effect to the sale of the Notes on such date (i) there shall exist no Default or Event of Default, (ii) all representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is (A) qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (B) made as of a specified date shall be required to be true and correct in all respects or material respects, as the case may be, only as of such specified date) and (iii) the Company shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by it under the Transaction Documents at or before the Closing.

(b) Purchaser shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the chief executive officer and chief financial officer, certifying on behalf of the Company that all of the conditions in Sections 1.6(a), (f), (g) and (h) have been satisfied on such date.

(c) Purchaser shall have received from The Law Offices of SEC Attorneys, counsel to the Company, an opinion addressed to Purchaser and dated the Closing Date covering such matters incident to the transactions contemplated herein as the Purchaser may reasonably request.

(d) Purchaser shall have received a certificate of the Secretary of the Company and attested to by an executive officer of the Company, dated as of the Closing Date, certifying as to (i) the Certificate of Incorporation and By-laws of the Company, (ii) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the issuance of the Securities and (iii) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement.

(e) On the Closing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all information and copies of all documents and papers, including records of corporate proceedings, Governmental Approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which Purchaser reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate officials or Governmental Entities.

(f) Nothing shall have occurred since the date of the Balance Sheet (and Purchaser shall have not have become aware of any facts or conditions not previously known) which has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the transactions contemplated hereby.

(g) All necessary governmental and third party approvals and/or consents in connection with the transactions contemplated hereby shall have been obtained and remain in effect, except for such filings with the SEC under the Securities Act and with any state or foreign securities regulatory authority under any applicable state or foreign securities or “blue sky” laws as may be required to be made by the Company, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated hereby.  On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated hereby.

(h) On the Closing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the transactions contemplated hereby, this Agreement or any other Transaction Document, or (b) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(i) Each of the chief executive officer and chief financial officer of the Company shall have executed and delivered Rule 10b-5 letters, in form and substance reasonably acceptable to Purchaser.

(j) Purchaser shall have received the Notes purchased by Purchaser.

(k) Purchaser shall have received the Warrants purchased by Purchaser.

(l) The Company shall have executed and delivered a registration rights agreement, in form and substance reasonably acceptable to Purchaser (the “Registration Rights Agreement”).

(m) The Company and each Subsidiary shall have executed and delivered a Security Agreement, along with all of the Security Documents, including the Subsidiary Guarantees, and all UCC-1 forms and other documentation required to perfect the security interests shall have been filed.

(n) The Company shall have consummated its acquisition of AudioEye, Inc.

(o) The Company shall have received from JT Ventures an executed payoff letter reflecting that all outstanding Indebtedness owed by the Company to JT Ventures has been paid in full.

SECTION 1.7 Conditions to the Company’s Obligations.  The obligations of the Company to issue and sell the Notes and the Warrants contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) A minimum of $1,250,000 principal amount of Notes shall be subscribed for by the Purchaser and the purchase price therefor shall have been deposited with the escrow agent.

(b) (i) all representations and warranties made by the Purchaser contained herein and in the other Transaction Documents shall be true and correct in all material respects and (ii) the Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by the Purchaser under the Transaction Documents at or before the Closing.

(c) All necessary governmental and third party approvals and/or consents in connection with the transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated hereby.  On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated hereby.

ARTICLE 2

INTEREST AND REPAYMENT; EXTENSION

With respect to each Note:

SECTION 2.1 Principal and Interest on the Notes.  Principal will be payable on the Notes on the Maturity Date subject to extension pursuant to Section 2.4(a).  Interest will accrue on the principal amount of the Notes at the Applicable Interest Rate commencing on the date of issuance of the Notes.  All interest on the Notes will be payable in arrears on each Interest Payment Date subject to a 10-day grace period as provided herein.  Each payment of interest on the Notes will be made to the Purchaser by check or wire transfer of immediately available funds at such address or to such account as the Purchaser specifies in writing to the Company (provided that the Purchaser specifies such account at least five Business Days before such payment is to be made).  Any such written instructions may provide that the information contained therein shall continue to be in effect with respect to subsequent interest payments until thereafter modified by written instructions of the Purchaser, which modified instructions shall take effect as of the next Interest Payment Date occurring more than five Business Days after delivery of such modified instructions.

SECTION 2.2 Interest After an Event of Default.  If an Event of Default occurs, thereafter the Note shall bear interest at the default rate of interest (the “Default Interest Rate”).  The Default Interest Rate will be payable on the next occurring Interest Payment Date, from the date such Event of Default occurs to the date that such Event of Default has been cured.  The Default Interest Rate will accrue on a daily basis at a per annum rate equal to 18.0% (or such lesser maximum rate that is permitted to be paid under applicable law).

SECTION 2.3 Payments and Computations.

(a) The Company will pay all sums becoming due on each Note for interest, premium or principal, without the presentation or surrender of the Note or the making of any notation thereon, except that if a Note is paid in full, following such payment, the Note shall be surrendered to the Company at its principal office for cancellation along with a satisfaction of the Security Agreement in the recordable form.

(b) Interest on each Note shall be calculated for the actual number of days (including the first day but excluding the last day of any relevant period) elapsed and shall be computed on the basis of a 360-day year.

(c) If a payment date is not a Business Day at a place of payment, then (notwithstanding any other provision of this Agreement or the Notes) payment of interest, premium or principal otherwise due on such date shall instead be made at that place on the next succeeding Business Day and interest shall accrue on such payment for the intervening period.

SECTION 2.4 Payment at Maturity; Prepayment; Forced Prepayment.

(a) The Applicable Accrued Value of each Note shall be due and payable in full in cash on the earlier of (i) the date that the Company may prepay the Note in accordance with Section 2.4(b), (ii) the Maturity Date or (iii) such other date as the Note becomes due and payable pursuant to this Agreement; provided that so long as no Default or Event of Default has occurred or is continuing the Company may in its sole discretion extend the Maturity Date for a period of three months (the “Extended Maturity Date”) by paying the Holders an extension fee equal to 5% of the principal amount of the outstanding Notes.  Payment of principal, interest and premium, if any, on the Notes will be made to the Purchaser by check or wire transfer of immediately available funds, at such address and to such account as the Purchaser shall specify in writing to the Company at least five Business Days before such payment is to be made.

(b) The Company may prepay the Notes at any time, in whole or in part, at a prepayment price equal to the Applicable Accrued Value of the principal amount of each Note being prepaid upon notice to the Purchaser.

SECTION 2.5 Convertibility.  (a)  The Holders of the Notes (each a “Holder”) will be entitled at any time after the Maturity Date to convert any or all of their Notes into shares of Common Stock at the Conversion Price per share.  The number of shares of Common Stock to be delivered shall be equal to the aggregate principal amount of the Notes delivered for conversion plus the amount of accrued and unpaid interest thereon divided by the Conversion Price then in effect.

(b) Conversion of the Notes may be effected by any Holder thereof upon the surrender to the Company, at the principal office of the Company or at the office of a conversion agent as may be designated by the Board of Directors, of the certificate or certificates for such Notes to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Note attached hereto) along with appropriate endorsements and transfer documents as required by the Company or any conversion agent.  The conversion of the Notes will be deemed to have been made on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such notice of conversion.  As promptly as reasonably practicable following the Conversion Date, the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the Holder of Notes being converted (or such Holder’s transferee) shall be entitled, and (ii) if less than the total aggregate principal amount of the Notes evidenced by the surrendered certificate are being converted, a new certificate for the aggregate principal amount of Notes evidenced by such surrendered certificate or certificates less the aggregate principal amount of Notes being converted.  On the Conversion Date, the rights of the Holder of the Notes being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record Holder of such shares of Common Stock at such time.

(c) In connection with the conversion of Notes, no fractions of shares of Common Stock shall be issued, but the Company shall, with respect to any fractional interest:  (i) pay cash with respect to the Market Price of such fractional share; or (ii) round up to the next whole share of Common Stock.

SECTION 2.6 Anti-Dilution Adjustments.

(a) If after the Closing Date, the Company:  (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; or (3) combines its outstanding shares of Common Stock into a smaller number of shares; then the Conversion Price in effect immediately prior to such action shall be adjusted to the number obtained by multiplying the Conversion Price by a fraction, the numerator which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(b) If the closing Market Price of the Common Stock is less than the Conversion Price for a period of 90 consecutive trading days, then the Conversion Price in effect shall be reduced to the closing Market Price of the Common Stock on such 90th trading day; provided that in no event shall the Conversion Price be reduced to less than $0.07 per share pursuant to the provisions of this Section 2.6(b).

(c) Any adjustment pursuant to Section 2.6(a) shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination; provided that if the Company does not pay such dividend or distribution, the Conversion Price shall be readjusted to the Conversion Price in effect immediately prior to the declaration of such dividend or distribution.  If, after an adjustment, a Holder of Notes upon conversion of such Notes may receive shares of two or more classes of Capital Stock of the Company, the Conversion Price will thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock with respect to the Common Stock on terms comparable to those applicable to Common Stock described herein.

(d) If the Company makes any cash dividend or distribution payable in securities or assets of the Company (other than shares of Common Stock), then and in each such event provision shall be made so that the Holders of Notes shall receive the amount of cash, securities or assets of the Company which they would have received had their Notes been converted into Common Stock on the date of such event.

(e) Whenever the Conversion Price is adjusted in accordance with this Section 2.6, the Company shall:  (1) forthwith compute the Conversion Price in accordance with this Section 2.6 and prepare and transmit to the Company’s transfer agent an Officers’ Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (2) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 2.6 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the Holders of Notes of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(f) After an adjustment to the Conversion Price, any subsequent event requiring an adjustment will cause a subsequent adjustment to the Conversion Price as so adjusted.

SECTION 2.7 Change of Control.

(a) In the event of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Company shall notify (the “Change in Control Offer”) the Holders of the Notes in writing in advance of such occurrence in accordance with Section 2.7(b) and, in connection therewith, offer to the Holders of the Notes that the Notes shall be paid off at the then Applicable Accrued Value (such applicable purchase price being hereinafter referred to as the “Change of Control Purchase Price”).  The Notes owned by Holders of Notes which do not accept the Change of Control Purchase Price within 20 days of the Company’s offer will automatically be converted into the kind and amount of securities, cash or other assets comprising the consideration (“Change in Control Consideration”) that such Holder would have received if such Holder had converted such Notes immediately prior to the record date for determining the holders of Common Stock entitled to receive the Change of Control Consideration.

(b) At least 30 days prior the Change of Control Date, the Company shall send by first class mail, postage prepaid, a notice to each Holder of Notes at such Holder’s address as it appears in the register maintained by the Company, which notice shall state:

(i) that a Change of Control is contemplated, that the Holders of the Notes have the right to either (i) accept the Change of Control Purchase Price or (ii) convert the Notes pursuant to this Section 2.7;

(ii) the form, terms and value per share to the Holders of the Notes of the Change of Control Consideration such Holder would receive if the Notes were converted;

(iii)            the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 Business Days nor later than 60 Business Days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(iv)            that any Notes not tendered and designated for payoff at the Change of Control Purchase Price will be automatically converted into the kind and amount of securities, cash or other assets comprising the Change of Control Consideration that such Holder would have received if such Holder had converted such Notes immediately prior to the record date for determining the holders of Common Stock entitled to receive the Change of Control Consideration;

(v)            that, unless the Company defaults in making payment of the Change of Control Purchase Price, any Notes accepted for payment shall cease to accrue interest after the Change of Control Payment Date;

(vi)            that Holders accepting the offer to have any Notes purchased at the Change of Control Purchase Price will be required to surrender their Notes (or if the Note is lost, stolen or destroyed, evidence of such loss, theft or destruction of such Note and indemnity, if requested, satisfactory to the Company), duly endorsed for transfer together with such customary documents as the Company may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day preceding to the Change of Control Payment Date;

(vii)            that Holders whose Notes are purchased only in part will be issued the Change of Control Consideration for the unpurchased portion of the aggregate principal amount of Notes surrendered; and

(viii)            the circumstances and relevant facts regarding such Change of Control.

(c) The Company will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the purchase of the Notes, in connection with a Change of Control Offer.

(d) On the Change of Control Payment Date, the Company shall (i) accept for payment the Notes tendered pursuant to the Change of Control Offer (or if the Note is lost, stolen or destroyed, evidence of such loss, theft or destruction of such Note and indemnity, if requested, satisfactory to the Company), (ii) promptly mail to each Holder of Notes so accepted payment in an amount in cash equal to the Change of Control Purchase Price for such Notes, (iii) execute and issue the Change of Control Consideration for the aggregate principal amount of unpurchased Notes surrendered and (iv) cancel and retire each surrendered Note.  Unless the Company defaults in the payment for the Notes tendered pursuant to the Change of Control Offer, interest will cease to accrue with respect to the Notes tendered and all rights of Holders of such tendered Notes will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

SECTION 2.8 Security.  The Notes are secured by a security interest in all of the assets of the Company and the Subsidiaries as evidenced by the Security Agreement and Security Documents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to and agrees with the Purchaser as follows as of the date hereof:

SECTION 3.1 Incorporation; Standing; Related Matters.  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The Company has the corporate power and authority to issue the Notes and the Warrants and perform its obligations thereunder.  The Company has, by all necessary corporate action, duly authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder.  The Company has, by all necessary corporate action, duly authorized the execution and delivery of the Notes and the Warrants and the performance of its obligations thereunder.  The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2 Subsidiaries.  Except as set forth on Schedule 3.2, the Company has no subsidiaries, joint ventures, equity investments or similar arrangements, and the Company has no agreement to enter into such an arrangement.  Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted.  Except as set forth in Schedule 3.2, the Company owns, directly or indirectly, all of the Capital Stock of each Subsidiary free and clear of any liens, and all the issued and outstanding shares of Capital Stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities and no Subsidiary has any outstanding options, warrants or other securities convertible into or exchangeable or exercisable for Capital Stock.

SECTION 3.3 Capitalization.  The authorized, issued and outstanding Capital Stock of the Company is as set forth in Schedule 3.3 hereof under “Capitalization.”  All of the outstanding shares of Capital Stock of the Company are duly authorized, validly issued, fully paid and non-assessable.  Except as disclosed on Schedule 3.3, the Company does not have outstanding any securities convertible into or exchangeable for any of its Capital Stock nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock.  All shares of Common Stock issuable upon the conversion of the Notes and the exercise of the Warrants will be, when issued in accordance with the terms of this Agreement and the Notes or the Warrants, as the case may be, duly and validly issued, fully paid and non-assessable and free from all Liens (other than any Liens created by Purchaser).  The Company has reserved from its duly authorized Capital Stock the appropriate number of shares of Common Stock as required for conversion of the Notes and the exercise of the Warrants including the warrant to be issued to InterMerchant.  Except as disclosed on Schedule 3.3, there are no contracts, agreements or understandings between the Company and any other Person granting such Person the right to require the Company to file a registration statement under the Securities Act with respect to any securities that the Company owned or to be owned by such a Person or to require the Company to include such securities in the securities registered pursuant to any of the registration statements filed by the Company under the Securities Act.

SECTION 3.4 Authorization of Agreement, Notes and Warrants.

(a) This Agreement has been duly executed and delivered by the Company and constitutes a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) When, on a Closing Date, the Notes, the Warrants and the other Transaction Documents have been duly executed and delivered by the Company and the Notes and the Warrants have been paid for by the Purchaser in accordance with the terms of this Agreement, the Notes, the Warrants and the Transaction Documents will constitute valid, binding and enforceable obligations of the Company, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 3.5 Absence of Defaults and Conflicts.  The Company is not in violation of its certificate of incorporation or bylaws nor is it in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound, or to which any of the property or assets of the Company is subject (collectively, “Agreements and Instruments”); and the execution, delivery and performance of this Agreement and the Transaction Documents by the Company, and the consummation of the transactions contemplated herein and therein (including the issuance of the Securities) and compliance by the Company with its obligations hereunder and thereunder, do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default (or an event that with notice, lapse of time or both would become a default) under, give to others any rights of repurchase, termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) or result in the creation or imposition of any Lien upon any property or assets of the Company pursuant to such Agreements and Instruments, (ii) result in any violation of the provisions of the certificate of incorporation or bylaws of the Company or (iii) result in any violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality, stock exchange or court, domestic or foreign, having jurisdiction over the Company or any of its assets or properties, except in the case of clauses (i) and (iii) as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.6 Absence of Proceedings.  There is no notice, action, claim, suit or proceeding before or by any court or governmental or self-regulatory agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company, any of the officers or directors of the Company in their capacity as such, or any of the property or assets of the Company, which could reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the transactions contemplated hereby.

SECTION 3.7 Possession of Licenses and Permits.  Schedule 3.7 sets forth the permits, certificates, licenses, approvals, consents, orders and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies possessed by or available to the Company (in which case such Schedule sets forth the person in whose name such Governmental License has been issued).  Except as would not reasonably be expected to have a Material Adverse Effect, (i) except for the Governmental Licenses which the Company is in the process of obtaining, the Governmental Licenses set forth on Schedule 3.7 constitute all the Governmental Licenses necessary to carry out the business plan communicated to the Purchaser and to conduct the business now operated by it or planned to be conducted by it; (ii) the Company is in compliance with the terms and conditions of all of its Governmental Licenses; (iii) all of the Governmental Licenses are valid and in full force and effect; and (iv) the Company has not received any notice of, nor does it have any knowledge of any pending or threatened (or any basis therefor), proceedings relating to the revocation, withdrawal, cancellation, modification, suspension or non-renewal of any Governmental Licenses.  No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the issuance of the Notes and the Warrants, except as have been obtained or such filings as may be required to be made with the SEC and with any state or foreign securities regulatory authority.

SECTION 3.8 No Violations of Laws, Etc.  The Company has not violated any law, ordinance, rule, or regulation, including, without limitation, (i) any applicable U.S. Federal or state law or regulation concerning the business of the Company currently conducted or planned to be conducted as communicated to the Purchaser, and (ii) any foreign law or regulation concerning the business of the Company currently conducted or planned to be conducted as communicated to the Purchaser, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 No Undisclosed Liabilities.  Except as set forth in Schedule 3.9, the Company has no material liability except for liabilities reflected in the Company’s balance sheet as of September 30, 2009 (the “Balance Sheet”) and has incurred current liabilities only in the ordinary course of business of the Company since the date of the Balance Sheet.

SECTION 3.10 Tax Returns and Payments.  The Company has filed all income tax returns required by law to be filed by it and has paid all Taxes shown on such returns and all other Taxes and other governmental charges levied upon it and its respective properties, assets, income and franchises, to the extent such Taxes have become due and payable and before they have become delinquent, except for any Taxes the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Company in respect of Taxes for all fiscal periods are adequate and there are no additional assessments for such periods or any basis therefor.

SECTION 3.11 Indebtedness; Future Liens; Seniority.

(a) Schedule 3.11 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of the date hereof (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any).  The Company is not in default, and no waiver of default is currently in effect, in the payment of any interest or principal on any Indebtedness, and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed on Schedule 3.11, the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien (other than Permitted Liens).

(c) Except as set forth on Schedule 3.11, the Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its certificate of incorporation or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

(d) As of the Closing Date, no Indebtedness or other claim against the Company is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

SECTION 3.12 Title to Property; Leases; Material Agreements.  The Company has good and marketable title to all of the properties and assets reflected on the Balance Sheet, or purported to have been acquired by the Company after the date thereof (except as sold or otherwise disposed of in the ordinary course of business and disclosed in writing to Purchaser), in each case free and clear of all Liens (other than Permitted Liens).  All leases of property used by the Company are valid and subsisting and are in full force and effect.  Schedule 3.12 sets forth any agreement, arrangement or understanding (in each case, which is written or verbal) which is material to the conduct of the business of the Company including but not limited to any agreements required to be filed as exhibits to the Company’s SEC filings pursuant to Item 601(b) of Regulation S-K (the “Material Agreements”).  To the knowledge of the Company, each Material Agreement is valid and subsisting and in full force and effect.  Except as set forth on Schedule 3.12, the Company is not presently party to any Material Agreement with any Affiliate of the Company.

SECTION 3.13 Intellectual Property.

(a) Schedule 3.13 sets forth a list of all patents, patent applications, inventions, discoveries, trademarks, trademark applications, service marks, trade names, copyrights, licenses and authorizations which the Company owns, possesses or has the right to use (the “Intellectual Property”).  Schedule 3.13 sets forth any and all payment obligations under which the Company is obligated with respect to any of the material Intellectual Property, and identifies any material contract, agreement or understanding, written or verbal, which has been made with respect to the Intellectual Property.  The Intellectual Property is all the Intellectual Property necessary for the conduct of the business of the Company as it is currently conducted or proposed to be conducted.  The Company is the owner or licensee of all right, title and interest in the Intellectual Property, free and clear of all Liens (other than Permitted Liens).  All former and current employees of the Company have executed written agreements with the Company that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company.

(b) Except as disclosed on Schedule 3.13, to the knowledge of the Company, all of the issued patents are currently in compliance with formal legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proof of working or use), have not been declared invalid or unenforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days of the Closing Date.  No patent set forth on Schedule 3.13 has been or is now involved in any interference, reissue, reexamination or opposition proceeding, except as would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 3.13, to the knowledge of the Company, there is no potentially interfering patent or patent application of any other party, and, to the knowledge of the Company, no product of the Company infringes in any respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except as would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, there is no violation by any Person of any right of the Company with respect to any patent, copyright, proprietary software, service mark, trademark, trade name, or other right owned or used by the Company, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Use of Proceeds.  The Company shall use and apply the proceeds of the sale of the Notes as set forth in the Confidential Private Placement Memorandum dated February [  ], 2010 (the “Private Placement Memorandum”).  The Company is not, and immediately after receipt of payment for the Notes and the Warrants, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the registration requirements of the Investment Company Act.

SECTION 3.15 Material Events.  Except as disclosed in Schedule 3.15, since the date of the Balance Sheet, there has not been with respect to the Company:

(a) any event which could reasonably be expected to result in a Material Adverse Effect; or

(b) any damages, destruction or loss to the properties or assets of the Company, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect or that in the aggregate exceeds $25,000; or

(c) any loss or waiver by the Company of any right, not in the ordinary course of business, or any material debt owed to it; or

(d) other than the sales of assets in the ordinary course of business any sale, transfer or other disposition of, or agreements to sell, transfer or otherwise dispose of, any assets by the Company in excess of $25,000 in the aggregate, or any cancellation or agreement to cancel any debt or claims of the Company; or

(e) any declaration or setting aside or payment of any dividend (whether in cash, property or stock) or any distribution (whether in cash, property or stock) or other payment with respect to any of the Capital Stock of the Company, or any repurchase, purchase or other acquisition of, or agreement to repurchase, purchase or otherwise acquire, any Capital Stock of the Company; or

(f) any amendment or termination of any contract, agreement or license to which the Company is a party or by which it is bound, except where such amendment or termination could not be reasonably expected to have a Material Adverse Effect; or

(g) any resignation or termination or employment of any key employee, and to the knowledge of the Company there is no impending or threatened resignation or termination or terminations of employment of any key employee; or

(h) any labor dispute (including any negotiation, or request for negotiation, for any labor representation or any labor contract) affecting the Company; or

(i) any application of any existing (or the enactment of any new) environmental law or personnel, product safety law, food and drug act law or regulation, or other governmental regulation that has or which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 SEC Reports; Financial Statements; Internal Accounting Records.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(b) The books, records and accounts of the Company accurately and fairly reflect, in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Company.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

SECTION 3.17 Private Placement.  Neither the Company nor any Person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Notes, the Warrants and the shares of Common Stock underlying the conversion of the Notes and the exercise of the Warrants (collectively, the “Securities”) by means of any form of general solicitation or advertising.  Neither the Company nor any of its Affiliates nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of an exemption from registration under the Securities Act in connection with the offer and sale of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to this Agreement to be integrated with other securities offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions.

SECTION 3.18 Acknowledgement Regarding Purchaser’s Purchase of the Securities.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s-length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser’s purchase of the Securities.  The Company further represents to Purchaser that its decision to enter into this Agreement has been based solely on its independent evaluation and the independent evaluation of its representatives.

SECTION 3.19 Brokers and Finders.  Except as disclosed in the Private Placement Memorandum or as set forth on Schedule 3.19, no agent, broker, Person or firm acting on behalf of the Company or its Affiliates is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 3.20 True and Complete Disclosure.  The information contained in the Private Placement Memorandum and the exhibits thereto as of the date of the Private Placement Memorandum and as of the date hereof does not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to and agrees with the Company that as of the date hereof:

SECTION 4.1 Risks of Investment.  The Purchaser recognizes that the purchase of the Securities involves a high degree of risk including the following:  (i) an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company and purchasing the Securities; (ii) the Purchaser may not be able to liquidate its investment; (iii) transferability of the Securities is restricted; (iv) in the event of a disposition of the Securities, the Purchaser could sustain the loss of its entire investment; and (v) the Company does not anticipate the payment of dividends in the foreseeable future.

SECTION 4.2 Investment Experience.  The Purchaser has prior investment experience, including investing in securities in business enterprises similar to the Company.  To the extent it has deemed appropriate, the Purchaser has retained and relied upon professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of Securities hereunder.

SECTION 4.3 Ability to Bear Risk.  By reason of the Purchaser’s business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transaction contemplated hereby, and is able to bear the economic risk which it hereby assumes.

SECTION 4.4 Receipt and Review of Documentation.  The Purchaser has been furnished by the Company during the course of this transaction with information regarding the Company which the Purchaser has requested, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of the Securities, and has received any additional information which its management has requested.

SECTION 4.5 Acquisition for Its Own Account.  The Purchaser understands that the Securities have not been registered under the Securities Act or any state securities laws by reason of a claimed exemption under the provisions of the Securities Act and such state securities laws that depends, in part, upon the Subscriber’s investment intention.  The Purchaser is acquiring the Securities for its own account for investment only, and not with a view toward the resale or distribution to others.

SECTION 4.6 No Public Market; Rule 144.  The Purchaser understands that there currently is no public market for the Notes or the Warrants and that no market may develop for any of these Securities.  The Purchaser understands that even if a public market develops for such Securities, Rule 144 promulgated under the Securities Act requires for non-affiliates, among other conditions, a six-month holding period prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act.  Except as set forth in the Registration Rights Agreement, Purchaser understands and hereby acknowledges that the Company is under no obligation to register the Notes or the Warrants under the Securities Act or any state securities or “blue sky” laws.

SECTION 4.7 Organization, Good Standing, Corporate Authority.  The Purchaser has requisite legal capacity, and limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is to be a party and to consummate the transactions contemplated hereby and thereby, including the purchase of the Notes and the Warrants to be acquired by it hereunder.

SECTION 4.8 Due Authorization.  The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized and, upon execution and delivery thereof, this Agreement and the other Transaction Documents to which it is a party will constitute the legal, valid, binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 4.9 Accredited Investor.  The Purchaser is an Accredited Investor, and is aware that the sale of Securities to it is being made in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act and the regulations promulgated thereunder.

ARTICLE 5

COVENANTS

The Company hereby covenants and agrees with the Purchaser as follows:

SECTION 5.1 Payment of Notes and Maintenance of Office.  The Company will punctually pay or cause to be paid the principal, premium (if any) and interest due in respect of each Note according to the terms thereof and hereof and will maintain an office within the continental boundaries of the United States of America where notices, presentations and demands in respect of this Agreement and the Notes may be made upon them and will notify the Purchaser of such Notes of any change of location of such office.  Such office is presently maintained at 5601 Biscayne Blvd., Miami, Florida 33137.

SECTION 5.2 Payment of Taxes and Claims.  The Company shall file all tax returns required to be filed (including short period returns) in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on it or any of its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company except as the same is contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

SECTION 5.3 Corporate Existence.  Other than in connection with a Change of Control for which the Company has or will make a Change of Control Offer, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence in accordance with the respective organizational documents thereof (as the same may be amended from time to time) and (ii) the rights (charter and statutory), licenses and franchises thereof.

SECTION 5.4 Insurance.  The Company shall maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

SECTION 5.5 Compliance with Laws.  The Company shall comply in all material respects with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA and environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

SECTION 5.6 Maintenance of Properties.  The Company shall maintain and keep its properties in good repair, working order and condition (other than ordinary wear and tear) so that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.7 Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any rights of the Purchaser, but shall suffer and permit the execution of every such right as though no such law has been enacted.  Notwithstanding any provision to the contrary contained in any Note or Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Notes for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law, and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Notes exceed such maximum lawful rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Notes is increased or decreased by statute or any official governmental action subsequent to the date hereof, and if the maximum contract rate of interest is lesser than the interest rate otherwise in effect, the new maximum contract rate of interest allowed by law will be the maximum lawful rate of interest applicable to the Notes from the effective date forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the maximum lawful rate is paid by the Company to the Purchaser with respect to indebtedness evidenced by the Notes, such excess shall be applied by the Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

SECTION 5.8 Transactions with Affiliates.  The Company shall not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless such Affiliate Transaction is on arms-length terms as would be obtained in a transaction with an unaffiliated third party, or the Company shall have obtained the prior written consent of the Majority Purchasers to any such Affiliate Transaction.

SECTION 5.9 Liens.  The Company shall not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, other than any such Liens for which the Company has received prior written consent of the Majority Purchasers.

SECTION 5.10 Reimbursement.

(a) The Company shall indemnify and hold harmless the Purchaser and any of its Affiliates or their respective officers, directors, employees and agents (“Related Parties”) from and against any and all losses, claims, damages, liabilities, settlement costs and expenses, including costs of preparation of legal action and reasonable attorneys’ fees, as incurred, arising out of or relating to any breach by the Company of any of the representations, warranties or covenants made by the Company in this Agreement or any other Transaction Document; provided, however, that the indemnity agreement contained in this Section 5.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable for any such loss, claim, damage, liability, or action arising out of or relating to (i) a breach of the representation contained in Section 3.20 to the extent that such breach is based solely on statements which the Company included in the Private Placement Memorandum in reliance upon written information furnished by the Purchaser or its Affiliates expressly for use in connection with the Private Placement Memorandum or (ii) any breach by the Purchaser of any of the representations, warranties or covenants made by the Purchaser in this Agreement.  The indemnification obligations of the Company under this Section 5.10 shall be in addition to any liability that they may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchaser and any such Related Parties.  If the Company breaches its obligations under this Agreement or any Transaction Document, then, in addition to any other liabilities the Company may have under this Agreement or any Transaction Document or applicable law, the Company shall pay or reimburse the Purchaser on demand for all costs of collection and enforcement (including reasonable attorney’s fees and expenses).  Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchaser on demand for all costs of enforcing the indemnification obligations in this Section 5.10 (including, without limitation, reasonable attorney’s fees and expenses).  The rights of the Purchaser under this paragraph transfer automatically upon transfer of the Notes.

(b) The Purchaser shall indemnify and hold harmless the Company and any of its Related Parties from and against any and all losses, claims, damages, liabilities, settlement costs and expenses, including costs of preparation of legal action and reasonable attorneys’ fees, as incurred, arising out of or relating to any breach by the Purchaser of any of the representations, warranties or covenants made by the Purchaser in this Agreement; provided, however, that the indemnity agreement contained in this Section 5.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld); provided, further, that in no event shall any indemnity under this subsection 5.10(b) exceed the aggregate principal amount of Notes purchased by the Purchaser pursuant to this Agreement.

SECTION 5.11 Indebtedness.  The Company shall not incur or issue any Indebtedness which ranks senior to or pari passu with the Notes, except for Permitted Indebtedness, without the prior written consent of the Majority Purchasers.

SECTION 5.12 Dividends.  The Company shall not authorize, declare or pay any dividend or other distribution of cash or other property, unless the Company makes such dividend or distribution to all of the Holders of the Notes such that the Holders of the Notes receive the amount per share that they would have received on an as converted basis.

SECTION 5.13 Financial Statements; Compliance Certificate.

(a) The Company shall within 45 days (or such shorter time as required by the SEC) after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, deliver to the Purchaser and InterMerchant the balance sheet of the Company as at the end of such quarterly accounting period and the related statements of income and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.  The timely public filing of the items described in this Section 5.13(a) on EDGAR shall satisfy the delivery requirement under this provision.

(b) The Company shall within 90 days (or such shorter time as required by the SEC) after the close of each fiscal year of the Company, deliver to the Purchaser and InterMerchant the balance sheet of the Company as at the end of such fiscal year and the related statements of income and retained earnings and statement of cash flows for such fiscal year certified by Malone & Bailey, PC or other independent registered accounting firm of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of the Company, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and management’s discussion and analysis of the important operational and financial developments during such fiscal year.  The timely public filing of the items described in this Section 5.13(a) on EDGAR shall satisfy the delivery requirement under this provision but only with respect to the financial statements but not the opinion of the independent registered public accounting firm.

(c) Upon delivery of the items set forth in Sections 5.13(a) and (b), the Company shall deliver to the Purchaser and InterMerchant a compliance certificate certified by the Company’s chief executive officer and chief financial officer that there exists no Default or Event of Default and that the Company has complied in all material respects with the covenants set forth in this Article 5.

SECTION 5.14 Conference Calls.  The Company shall hold no less than quarterly conference calls with InterMerchant and the Purchaser to update such Persons with regard to the financial and operational status of the Company.

SECTION 5.15 Blue Sky Filings.  The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing.  The Company shall take such action as the Company shall reasonably determine is necessary to qualify the Securities, or obtain an exemption for the Securities for sale to the Purchaser pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Purchaser promptly after taking such action.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.  An “Event of Default” shall occur if:

(a) the Company defaults in the payment when due of any amount due and payable under any Note, whether on an Interest Payment Date, at maturity, by acceleration or otherwise which default continues for a period of 10 days after written notice by the Purchaser;

(b) any representation, warranty or statement made by the Company herein or in any other Transaction Document which would materially impact the Company’s ability to perform its obligations hereunder or under any other Transaction Document shall prove to be untrue in any material respect on the date as of which made which default continues for a period of 10 days after written notice by the Purchaser;

(c) the Company fails to observe or perform any other covenant or other agreement in this Agreement, the Notes or other Transaction Document which default continues for a period of 10 days after written notice by the Purchaser;

(d) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company) in excess of $25,000, whether such Indebtedness or guarantee now exists or is created after the date hereof, which default results in the acceleration of such Indebtedness prior to its stated maturity or is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default, which default has, or is reasonably expected to have, a Material Adverse Effect on the Company which default continues for a period of 10 days after written notice by the Purchaser;

(e) a final nonappealable judgment or final nonappealable judgments for the payment of money in excess of $25,000 are entered by a court or courts of competent jurisdiction against the Company and such judgment or judgments (to the extent not covered by insurance) remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days; or a final nonappealable judgment or final nonappealable judgments for the payment of money or for the rescission of the sale of securities of the Company are entered by a court or courts of competent jurisdiction against the Company, or the Company enters into a settlement arrangement that includes the redemption, repurchase or cancellation of any securities of the Company, with respect to an action filed by a security holder of the Company alleging that the Company violated Section 5 of the Securities Act in connection with the offering and sale of the Notes and the Warrants hereunder, in each case under this subsection (e) which has, or is reasonably expected to have, a Material Adverse Effect on the Company; and/or

(f) the Company pursuant to or within the meaning of Bankruptcy Law:  (1) commences a voluntary case, (2) consents to the entry of an order for relief against it in an involuntary case, (3) consents to the appointment of a custodian of it or for all or substantially all of its property, (4) makes a general assignment for the benefit of its creditors, or (5) generally cannot pay its debts as they become due, and/or (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Company in an involuntary case.

The Company shall deliver written Notice to the Purchaser within three Business Days after any Officer of the Company has knowledge of the occurrence of any event that, with the giving of notice or the lapse of time or both, would become an Event of Default under this Section 6.1.

SECTION 6.2 Acceleration.  If any Event of Default occurs with respect to the Company, the Applicable Accrued Value of all outstanding Notes, together with any premium and accrued interest thereon, shall be due and payable immediately without further action or notice.  The Majority Purchasers may on behalf of all of the Purchasers rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of Applicable Accrued Value, interest or premium that has become due solely because of the acceleration) have been cured or waived.

SECTION 6.3 Other Remedies.  If an Event of Default occurs, the Purchaser may pursue any available remedy to collect the payment of the Applicable Accrued Value of, and any premium or accrued interest on, the Notes or to enforce the performance of any provision of the Notes, and this Agreement.  A delay or omission by the Purchaser of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.4 Waiver of Past Defaults.  The Majority Purchasers may on behalf of the Purchasers of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the Applicable Accrued Value of, or any premium or accrued interest on, the Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.5 Control by Majority.  The Majority Purchasers may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Purchaser or exercising any trust or power conferred on them.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1 Survival of Representations, Warranties and Covenants.  The covenants, agreements, representations and warranties entered into or made pursuant to this Agreement shall be continuing and survive the Closing Date.

SECTION 7.2 Notices.

(a) All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by:  (i) hand delivery to the address for Notices; or (ii) delivery by overnight courier service to the address for Notices.

(b) All Notices shall be deemed given and effective upon the earlier to occur of:  (i) the hand delivery of such Notice to the address for Notices; or (ii) one Business Day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices.  All Notices shall be addressed to the following addresses or to such other Persons or at such other place as any party hereto may by Notice designate as a place for service of Notice:

If to Purchaser, to:	The addresses specified on Schedule 1 hereto.
With a copy to:	InterMerchant Securities LLC 750 Third Avenue, 24th Floor New York, NY 10017 Attn: Craig Boden
and	DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Attn: Daniel I. Goldberg, Esq.
If to Company, to:	CMG Holdings, Inc. 5601 Biscayne Blvd. Miami, Florida 33137 Attn: Michael Vendetty
With a copy to:	The Law Offices of SEC Attorneys Bank of America Building 980 Post Road, 2nd Floor Westport, CT 06880 Attn: Jerry Gruenbaum, Esq.

SECTION 7.3 No Waiver; Modifications in Writing.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.  No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by or on behalf of the party to be charged with the enforcement thereof; provided that the Majority Purchasers may consent on behalf of all Purchasers except with respect to the amendment of (a) this Section 7.3, (b) the Applicable Interest Rate, (c) the Maturity Date, (d) the Conversion Price, (e) the Applicable Accrued Value and (f) other material economic terms of the Notes, each of which shall require the consent of the Holders of 75% in aggregate principal amount of the then outstanding Notes.  Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

SECTION 7.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to provisions thereof relating to conflicts of law.

SECTION 7.5 Consent to Jurisdiction.  Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or State of New York court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any agreement, document or instrument contemplated hereby, and each party hereby irrevocably agrees that all claims and counterclaims in respect of such action or proceeding may be heard and determined in any such United States Federal or State of New York court.  Each of the parties irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.  Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of New York by the delivery of copies of such process to each party, at its address specified for Notices to be given hereunder or by certified mail directed to such address.

SECTION 7.6 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY UNCONDITIONALLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO AND IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, DEMAND OR OTHER MATTER WHATSOEVER ARISING OUT OF THIS AGREEMENT OR ANY AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED BY THIS AGREEMENT.

SECTION 7.7 Relationship.  Nothing contained in this Agreement and no action taken by the parties pursuant hereto shall be deemed to constitute the parties a partnership, an association, a joint venture or other entity.

SECTION 7.8 Headings and Captions.  The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

SECTION 7.9 Construction.  This Agreement shall not be construed more strongly against any party regardless of who was more responsible for its preparation.

SECTION 7.10 Gender and Number.  Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.  The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Agreement and not to any particular article, section, paragraph or provision.  The term “person” and words importing persons as used in this Agreement shall include firms, associations, partnerships, limited partnerships, joint ventures, trusts, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

SECTION 7.11 Binding Effect on Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto (and their respective heirs, successors, legal representatives and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement.

SECTION 7.12 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

SECTION 7.13 Severability.  In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable.  In the event any provision of this Agreement is held to be unenforceable as written, but enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be enforceable and it shall be enforced to that extent.

SECTION 7.14 Entire Agreement.  This Agreement and all exhibits and schedules hereto and the certificates and other documents delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof.  All exhibits and schedules are incorporated into this Agreement as if set forth in their entirety and constitute a part hereof.

SECTION 7.15 Definitions and Usage.  The attached Appendix A, “Definitions and Usage” is incorporated herein by this reference.

[Remainder of page intentionally left blank.]

EAST\42804033.2                                                                   --

IN WITNESS WHEREOF, this Note Purchase Agreement has been duly executed by the parties hereto as of the day and year first above written.

CMG HOLDINGS, INC. By: Name: Title:
CMGO INVESTORS, LLC By: Name: Title:

EAST\42804033.2                                                                  --

APPENDIX A

Definitions and Usage

Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to below:

“Accredited Investor” has the meaning set forth in Rule 501(a) under the Securities Act.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Capital Stock of a Person shall be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Transaction” has the meaning set forth in Section 5.8 of this Agreement.

“Agreement” means this Note Purchase Agreement (including any Schedules and Exhibits hereto), as it may from time to time be amended, supplemented or modified in accordance with its terms.

“Agreements and Instruments” has the meaning specified in Section 3.5 of this Agreement.

“Applicable Accrued Value” means, for a given Note, an amount equal to the sum of (a) the principal amount of such Note plus (b) the amount of accrued and unpaid interest thereon plus (c) (i) from the Closing Date through the six month anniversary of the Closing Date, an amount equal to 0% of the principal amount of such Note, (ii) from the six month anniversary of the Closing Date through the nine month anniversary of the Closing Date, an amount equal to 5% of the principal amount of such Note, (iii) from the nine month anniversary of the Closing Date through the twelve month anniversary of the Closing Date, an amount equal to 10% of the principal amount of such Note, (iv) from the twelve month anniversary of the Closing Date through the Maturity Date, an amount equal to 15% of the principal amount of such Note, (v) from the Maturity Date through the Extended Maturity Date, an amount equal to 20% of the principal amount of such Note and (vi) if an Event of Default has occurred, an amount equal to 30% of the principal amount of such Note.

“Applicable Interest Rate” means, from the Closing Date through the Maturity Date, a rate equal to 13% per annum, and from the day after the Maturity Date through the Extended Maturity Date, a rate equal to 16% per annum.

“Appraisal” means an appraisal of the fair market value of the Company as of the Reference Date based upon an arm’s length sale or merger of 100% of the Capital Stock of the Company, such sale being between a willing buyer and a willing seller conducted in an orderly manner.

“Balance Sheet” has the meaning set forth in Section 3.9 of this Agreement.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means a transaction involving (i) a sale of all or substantially all of the assets of the Company or (ii) a merger, sale, reclassification, recapitalization or similar transaction which reclassifies or changes the Company’s outstanding Common Stock into securities, cash or other assets; provided that a merger, sale, reclassification, recapitalization or similar transaction in which (A) the Common Stock is not changed or exchanged except to the extent necessary to reflect a change in the Company’s jurisdiction of incorporation or (B) the holders of more than 50% of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the aggregate voting power of all shares of Capital Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such event, in either case, shall not constitute a Change of Control.

“Change of Control Consideration” has the meaning set forth in Section 2.7(a) of this Agreement.

“Change of Control Date” has the meaning set forth in Section 2.7(a) of this Agreement.

“Change of Control Offer” has the meaning set forth in Section 2.7(a) of this Agreement.

“Change of Control Payment Date” has the meaning set forth in Section 2.7(b)(iii) of this Agreement.

“Change of Control Purchase Price” has the meaning set forth in Section 2.7(a) of this Agreement.

“Closing” means the consummation of the transactions contemplated by this Agreement, including the sale and purchase of the Notes.

“Closing Date” means the date of the Closing.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” means CMG Holdings, Inc. a Nevada corporation, and any and all successors thereto.

“Conversion Date” has the meaning set forth in Section 2.5(b) of this Agreement.

“Conversion Price” means $0.10, subject to adjustments set forth in Sections 2.5 and 2.6.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Interest Rate” has the meaning set forth in Section 2.2 of this Agreement.

“Evaluation Date” has the meaning set forth in Section 3.16(b) of this Agreement.

“Event of Default” has the meaning set forth in Section 6.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1933, as amended.

“Extended Maturity Date” has the meaning set forth in Section 2.4(a) of this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Approval” means the authorization, consent, approval, license, ruling, permit, certification, exemption, filing or registration by or with a Governmental Entity required by applicable requirements of law to be obtained or held in connection herewith.

“Governmental Entity” means any international body or any nation or government, any state of political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government any corporation or other entity owned or controlled, through stock or capital or otherwise, by any of the foregoing.

“Governmental Licenses” has the meaning set forth in Section 3.7 of this Agreement.

“Holder” has the meaning set forth in Section 2.5(a) of this Agreement.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)	borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	banker’s acceptances;

(4)	representing capital lease obligations;

(5)	the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any hedging obligations;

if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” shall include (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Intellectual Property” has the meaning set forth in Section 3.13 of this Agreement.

“Interest Payment Date” means the last day of each calendar quarter during which the Notes remain unpaid, provided that if any Interest Payment Date is not a Business Day, the Interest Payment Date will be deferred and interest will be payable through the next Business Day.

“InterMerchant” means InterMerchant Securities LLC, the Company’s placement agent in connection with the transactions contemplated hereby.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Majority Purchasers” means the holders of a majority in aggregate principal amount of the then outstanding Notes.

“Market Price” as of any date (the “Reference Date”) means the price determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, whichever is at the time the principal trading exchange or market for the Common Stock (a “Principal Market”), the volume weighted average price of the Common Stock on the Principal Market on which the Common Stock is then listed or quoted for the 20 Trading Days immediately preceding the Reference Date; (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the Over-The-Counter Bulletin Board, the volume weighted average price of the Common Stock on the Over-The-Counter Bulletin Board for the 20 Trading Days immediately preceding the Reference Date; (c) if the Common Stock is not then listed or quoted on the Over-The-Counter Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the closing bid and ask price per share of the Common Stock so reported for the 20 Trading Days immediately preceding the Reference Date; or (d) in all other cases, the fair market value as of the Reference Date of a share of Common Stock as determined by Appraisal by an independent appraiser selected in good faith by the Majority Purchasers and reasonably acceptable to the Company, which determination shall be final, binding and conclusive on the parties, the fees and expenses of which shall be paid by the Company.

“Material Adverse Effect” means individually or in the aggregate a material adverse effect on the business, operations, assets, liabilities, financial condition or properties of the Company.

“Material Agreement” has the meaning set forth in Section 3.12 of this Agreement.

“Maturity Date” means [         ], 2011.

“Notes” has the meaning set forth in the precatory sections of this Agreement.

“Notices” has the meaning set forth in Section 7.2(a) of this Agreement.

“Permitted Indebtedness” (a) Indebtedness in connection with customary working capital lines of credit not to exceed $100,000 and customary factoring arrangements with respect to the Company’s accounts receivable, in each case obtained by the Company on an arms-length basis from Persons which are not Affiliates of the Company (collectively, “Working Capital Borrowings”), (b) Indebtedness existing on the date hereof, and (c) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) and (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Company or its subsidiary, as the case may be.

“Permitted Liens” means (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) Liens in respect of its property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, (c) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of its business, (d) Liens on the Company’s accounts receivable and inventories incurred with respect to Working Capital Borrowings, (e) Liens existing on the date hereof, (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (d) and (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.  For the avoidance of doubt, the Company may not incur a Lien on its Intellectual Property in connection with the raising of any Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Market” means the principal trading exchange or market for the Common Stock.

“Private Placement Memorandum” has the meaning set forth in Section 3.14 of this Agreement.

“Purchaser” has the meaning set forth in the precatory sections of this Agreement.

“Registration Rights Agreement” has the meaning set forth in Section 1.6(m) of this Agreement.

“Related Parties” has the meaning set forth in Section 5.10 of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America.

“SEC Reports” has the meaning set forth in Section 3.16(a) of this Agreement.

“Securities” has the meaning set forth in Section 3.17 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated the date hereof, among the Company, each Subsidiary and the Purchaser, in form and substance reasonably acceptable to Purchaser.

“Security Documents” shall mean the Security Agreement, the Subsidiary Guarantees, and any other documents and filings required thereunder in order to grant the Purchaser a first priority security interest in the assets of the Company and the Subsidiaries as provided in the Security Agreement, including all UCC-1 filing receipts.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.2 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Subsidiary Guarantee” means those certain Subsidiary Guarantee(s), dated the date hereof, executed by each Subsidiary in favor of the Purchaser, in form and substance reasonably acceptable to Purchaser.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, levy, duty, tariff, impost and other charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governing or taxing authority.

“Trading Day” means a day on which the Common Stock traded on the Company’s principal national securities exchange or quotation system or in the over-the-counter market and was not suspended from trading on any national securities exchange or quotation system or over-the-counter market at the close of business on such day, or if such Common Stock is not then traded or quoted, a Business Day.

“Transaction Documents” means this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Security Agreement, the Subsidiary Guarantees and the Security Docuemnts.

“Warrants” has the meaning set forth in the precatory sections of this Agreement.

Usage.

1. Interpretation.  In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e)  “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(g) “or” is used in the inclusive sense of “and/or”;

(h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

2. Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

3. Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

EAST\42804033.2                                                                  --

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Warrant

Schedule 1	Purchaser Amounts
Schedule 3.2	Subsidiaries
Schedule 3.3	Capitalization
Schedule 3.7	Governmental Licenses
Schedule 3.9	Undisclosed Liabilities
Schedule 3.11	Indebtedness
Schedule 3.12	Material Agreements
Schedule 3.13	Intellectual Property
Schedule 3.15	Material Events
Schedule 3.16	Financial Statements
Schedule 3.19	Brokers and Finders

EAST\42804033.2                                                                   --

EXHIBIT A:  FORM OF NOTE

THIS NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND STATUTES, UNLESS PRIOR TO ANY SALE, TRANSFER, OR PLEDGE, THE ISSUER RECEIVES AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO IT, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND THE STATUTES AND RULES PROMULGATED THEREUNDER.

CMG HOLDINGS, INC.

(a)           13% SENIOR SECURED CONVERTIBLE EXTENDIBLE NOTE

No. [NOTE NUMBER]

$[AMOUNT] Dated:  [DATED DATE]

FOR VALUE RECEIVED, CMG Holdings, Inc., a Nevada corporation (hereinafter referred to as the “Company”), hereby promises to pay to [NAME OF PURCHASER] or its successors (hereinafter referred to as “Holder”) the principal sum of $[AMOUNT] in lawful money of the United States of America, plus interest on the unpaid principal balance calculated from the date hereof in accordance with the provisions of this Promissory Note and the Note Purchase Agreement (as defined below) plus the additional percentage of the principal amount, if any, as set forth herein (this “Note”).

This Note is one of a series of 13% senior secured convertible extendible promissory notes (herein called this “Notes”) in the aggregate principal amount of up to $2,500,000 issued pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) between the Company and the Purchaser named therein, as of even date herewith, and the Holder is entitled to the benefits and subject to the restrictions thereof.  Each Note shall be on a parity with, and entitled to the same rights and benefits as, each other Note.  The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.  All capitalized terms used but not defined in this Note shall have the meaning given to such term in the Note Purchase Agreement.

ARTICLE 2. Maturity Date/Prepayment Date.  The entire principal amount of this Note, together with the applicable amount owed pursuant to clause (c) of the definition of Applicable Accrued Value contained in the Note Purchase Agreement and all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date or, as the case may be, on any prepayment date pursuant to Section 2.4(b) of the Note Purchase Agreement; provided that, so long as there is no continuing Event of Default, the Company may in its sole discretion extend the Maturity Date for a period of three months by paying the Holders an extension fee equal to 5% of the principal amount of the outstanding Notes.

ARTICLE 3. Payment of Interest.  Interest on the unpaid principal of this Note shall accrue at a rate equal to the Applicable Interest Rate and shall be payable on each Interest Payment Date.  If an Event of Default pursuant to Section 6.1 of the Note Purchase Agreement shall have occurred and be continuing, this Note shall bear interest at the rate per annum equal to 18%.  Interest shall be computed on the actual number of days elapsed and a 360-day year, and accrued interest shall be payable in arrears on a calendar quarterly basis.

ARTICLE 4. Ranking; Security.  The Notes rank senior in right of payment with all Indebtedness of the Company, whether currently existing or issued in the future.  The Notes are secured by a security interest in all of the assets of the Company and the Subsidiaries as evidenced by the Security Agreement and Security Documents.

ARTICLE 5. Conversion.  The Holder may convert this Note into fully paid and nonassessable shares of Common Stock of the Company at any time after the Maturity Date at an initial conversion price of $0.10 per share.  To determine the number of shares issuable upon conversion of this Note, divide the principal amount and accrued but unpaid interest to be converted by the conversion price in effect on the Conversion Date.  In connection with the conversion of Notes, no fractions of shares of Common Stock shall be issued, but the Company shall, with respect to any fractional interest:  (i) pay cash with respect to the Market Price of such fractional share; or (ii) round up to the next whole share of Common Stock.

ARTICLE 6. Payment; Transfer; Replacement.

Section 6.1 Principal and interest shall be paid to Holder by check or wire transfer of immediately available funds to the Purchaser at such address or to such account as the Purchaser specifies in writing to the Company at least five Business Days before such payment is to be made, without the presentation or surrender of this Note or the making of any notation thereon.  If an Interest Payment Date shall fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended for the period of that extension.  This Note is subject to transfer restrictions as provided in the Note Purchase Agreement.  Payments pursuant to this Section 5.1 are subject to a 10-day grace period as provided herein and in the Note Purchase Agreement.

Section 6.2 Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft, or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of mutilation of this Note, upon surrender and cancellation of the Note, the Company shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of this Note.

ARTICLE 7. Covenants.  The Company shall be subject to the covenants contained in the Note Purchase Agreement.

ARTICLE 8. Events of Default.  If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

ARTICLE 9. Expenses of Enforcement.  The Company agrees to pay all reasonable fees and expenses incurred by the Holder in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations, collection or protection of Holder’s rights in connection with this Note or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Holder.

ARTICLE 10. Amendment and Waiver.  The provisions of this Note may not be modified, amended or waived except as provided in the Note Purchase Agreement.

ARTICLE 11. Remedies Cumulative.  No remedy herein conferred upon Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or at equity.

ARTICLE 12. Remedies Not Waived.  No course of dealing between the Company and the Holder or any delay on the part of the Holder or Company in exercising any of their respective rights hereunder shall operate as a waiver of any such right.

ARTICLE 13. Headings.  The headings of the sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

ARTICLE 14. Severability.  If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

ARTICLE 15. Cancellation.  After all the principal and accrued interest at any time owed on this Note have been finally, fully and indefeasibly paid in full or this Note has been converted, this Note shall be surrendered to the Company for cancellation.

ARTICLE 16. Maximum Legal Rate.  If at any time the interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate will be reduced to the maximum rate permitted by law.

ARTICLE 17. Notices.  Any notice required to be given in writing shall be deemed duly served when made in accordance with the Note Purchase Agreement.

ARTICLE 18. Waiver of Jury Trial.  The Holder and the Company each hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Note and/or the transactions contemplated hereunder.

ARTICLE 19. Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of New York.

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EAST\42804033.2                                                                   --

IN WITNESS WHEREOF, the Company has executed and delivered this Promissory Note as of the date first written above.

CMG HOLDINGS, INC. By: Name: Title

EAST\42804033.2                                                                   --

(1)           ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

______________________________________________________________________________

(2)           (Insert assignee’s soc. sec. or tax I.D. no.)

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

(3)           (Print or type assignee’s name, address and zip code)

Your Signature:_____________________
(Sign exactly as your name appears on the Note)
Date:

EAST\42804033.2                                                                   --

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box:

b. [  ]

To convert only part of this Security, state the principal amount to be converted:

c. $_____________________.

If you want the stock certificate made out in another person’s name, fill in the form below:

______________________________________________________________________________

(1)           (Insert assignee’s soc. sec. or tax I.D. no.)

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

(2)           (Print or type assignee’s name, address and zip code)

Your Signature:____________________
(Sign exactly as your name appears on the Note)
Date:

EAST\42804033.2                                                                   --

(3)           EXHIBIT B:

FORM OF WARRANT

EAST\42804033.2                                                                   --

(4)           Schedule 1

Purchaser Amounts

(5) Name of Purchaser	(6) Address of Purchaser	(7) Principal Amount of Notes	(8) Number of Warrants
(9) CMGO Investors, LLC	(10) InterMerchant Securities LLC 750 Third Avenue, 24th Floor New York, NY 10017 Attn: Craig Boden	(11)	(12)
(13)

EAST\42804033. 2-